DENNIS BROVARONE
ATTORNEY AND COUNSELOR AT LAW
18 Mountain Laurel Drive
Littleton, Colorado 80127
phone: 303 466 4092 / fax: 303 466 4826

January 29, 2009

Board of Directors / Minerco Resources, Inc.

     Re:  Registration Statement on Form S-1/A

Gentlemen:

 I consent to the use of my opinion dated December 9, 2008 in the Registration Statement on Form S-1/A to be filed on or about January 29, 2009 and to the reference to me in the Legal Matters section of the Prospectus contained in the Registration Statement. In giving my consent, I do not admit that I come without the category of persons whose consent is required under Section 7 of the Securities and Exchange Commission promulgated thereunder.

Verytruly yours,

/s/ DENNIS BROVARONE
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Dennis Brovarone